As filed with the Securities and Exchange Commission on July 28, 2015
Registration Statement No. 333-203592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Perseon Corporation
(Exact name of registrant as specified in its charter)

Delaware	3845	75-1590407
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2188 West 2200 South
Salt Lake City, UT 84120
(801) 972-5555
(Address and telephone number of registrant’s principal executive offices)

Clinton E. Carnell Jr.
President
Perseon Corporation
2188 West 2200 South
Salt Lake City, UT 84120
(801) 972-5555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nolan S. Taylor David Marx Dorsey & Whitney, LLP 136 South Main Street, Suite 1000 Salt Lake City, Utah 84101-1685 (801) 933-7363	Robert H. Cohen McDermott Will & Emery LLP 340 Madison Avenue New York, New York, 10173-1922 (212) 547-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)(4)
Common stock, $0.001 par value per share	$6,888,020.84	$800.39
Warrants to purchase common stock (5)	—	—
Shares of common stock underlying warrants	$15,153,645.84	$1,760.86
Warrants to be issued to the underwriters(5)	—	—
Common Stock issuable upon exercise of underwriters’ warrants(6)	$329,427.09	$38.28
Total Registration Fee	$22,371,093.77	$2,599.53

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.  Includes offering price of securities that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or similar transactions.

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(4)	Paid previously.
(5)	No registration fee pursuant to Rule 457 under the Securities Act.
(6)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants to be issued to the underwriters are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrant is $329,427.09, which is equal to 110% of $299,479.17 (5% of $5,989,583.33).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 28, 2015

Up to 4,791,667 shares of Common Stock and
Warrants to purchase up to 9,583,334 shares of Common Stock

We are offering by this prospectus up to 4,791,667 shares of our common stock, $0.001 par value per share, together with warrants to purchase up to 9,583,334 shares of our common stock. One share of common stock is being sold together with two warrants. Each warrant is exercisable for one share of common stock at an initial exercise price of $          per share commencing upon consummation of this offering and terminating on the fifth anniversary of the date of issuance.

All costs associated with this registration will be borne by us.

Our common stock is traded on The NASDAQ Capital Market (“NASDAQ”) under the symbol “PRSN.” Prior to February 25, 2015, our ticker symbol was “BSDM.” On July 27, 2015, the last reported sales price of our common stock on NASDAQ was $1.25 per share. Prior to this offering, there has been no public market for the warrants. We have applied to list the warrants on The NASDAQ Capital Market under the trading symbol “PRSNW.” No assurance can be given that such listing will be approved or that a trading market will develop.

Before investing in our common stock and warrants exercisable for common stock, you should carefully read the discussion of “Risk Factors” beginning on page 6. Any investment in our company is highly speculative and could result in the loss of your entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant (2)	Total
Public offering price
Underwriting discounts and commissions (1)
Offering proceeds to us, before expenses

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”
(2)	One share of common stock is being sold together with two warrants, with each warrant being exercisable for the purchase of one share of common stock.

The above summary of offering proceeds to us does not give effect to any exercise of the warrants being issued in this offering.

The underwriters have an option to purchase from us up to an additional 718,750 shares of common stock and/or warrants to purchase up to an additional 1,437,500 shares of common stock at the public offering price, less underwriting discounts and commissions, within 45 days from the date of this prospectus, to cover over-allotments, if any.

This is a firm commitment underwriting.  The underwriters expect to deliver the securities to investors on or about                     , 2015.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is                     , 2015.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	4

RISK FACTORS	6

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS	18

USE OF PROCEEDS	19

PRICE RANGE OF OUR COMMON STOCK	20

DIVIDEND POLICY	21

CAPITALIZATION	22

DILUTION	23

MANAGEMENT	24

LEGAL PROCEEDINGS	25

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

DESCRIPTION OF SECURITIES	28

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS	33

UNDERWRITING	36

LEGAL MATTERS	39

EXPERTS	39

WHERE YOU CAN FIND MORE INFORMATION	39

INCORPORATION OF DOCUMENTS BY REFERENCE	39

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

Perseon Corporation’s logo and some of our trademarks are used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless the context requires otherwise, references to “Perseon,” the “company,” “we,” “us” or “our” refer to Perseon Corporation (f/k/a BSD Medical Corporation), a Delaware corporation.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes relating to the financial statements incorporated by reference in this prospectus, before making an investment decision.

Our Company

We develop, manufacture, market and service systems to treat cancer and benign diseases using heat therapy delivered using focused microwave. Our business objectives are to continue to commercialize our products for the treatment of cancer and to further expand our products to treat other diseases and medical conditions. Our product line for cancer therapy has been created to offer hospitals and clinics a solution for thermal treatment of cancer. We have developed intellectual property for our products and we currently distribute them primarily in the United States and Europe.

As part of our recently announced corporate realignment and re-branding which included our new corporate name, Perseon, we plan to focus our efforts on our flagship product, MicroThermX® (“MicroThermX”) ablation system that employs precision-guided microwave energy to ablate soft tissue.

Historically, our product offerings have included hyperthermia cancer treatment systems. On April 1, 2015, we sold the assets associated with our hyperthermia cancer treatment systems, including among other assets, certain contracts, inventory, intellectual property, and permits (the “Hyperthermia Assets”) pursuant to an Asset Purchase Agreement (the “Hyperthermia Purchase Agreement”) with Pyrexar Medical Inc. (“Pyrexar”). As consideration for the Hyperthermia Assets, we received (i) 19.9% of the Series A Preferred Stock of Pyrexar and (ii) a percentage of the gross revenues Pyrexar receives from its sale of hyperthermia cancer treatment systems. Pyrexar also assumed certain liabilities associated with the Hyperthermia Assets. With the sale of the Hyperthermia Assets we will focus our resources on expanding and commercializing our ablation product line.

Our thermal ablation product line includes systems that have been strategically designed to offer minimally invasive thermal energy therapy for treating cancerous tumors. Studies have shown that ablation therapy effectively addresses and even kills certain cancerous tumors on a minimally invasive basis. Thermal ablation usually refers to heat treatments delivered at temperatures above 55°C for short periods of time. Thermal ablation is used to destroy local tumors using a short intense focus of heat on a specific area.

Current and future cancer treatment sites for our systems may include cancers of the prostate, breast, head, neck, bladder, uterus, ovaries, esophagus, liver, kidney, brain, bone, stomach and lung. In addition to these market opportunities, we believe that our technology has application for a number of other medical purposes in addition to cancer.

We recognize revenues from the sale of our ablation cancer treatment systems and related parts and accessories (collectively, product sales), the sale of disposable devices used with certain of our systems, training, service support contracts and other miscellaneous revenues. We also recognize revenues from equipment rental, including fee-per-use rental income from our MicroThermX. Information regarding our revenues, assets, and results of our operations is contained in our financial statements and notes thereto and in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Transition Report on Form 10-K that is incorporated by reference into this prospectus.

Our current corporate strategy includes the possibility of entering into additional collaborative arrangements with third parties to expand and improve the commercialization of all our products. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms.

Our common stock trades on The NASDAQ Capital Market (“NASDAQ”) under the symbol “PRSN.” We have applied to list the warrants on The NASDAQ Capital Market under the trading symbol “PRSNW.” No assurance can be given that such listing will be approved or that a trading market will develop.

Our Contributions to Cancer Therapy

Cancer develops when abnormal cells in a part of the body begin to grow out of control and spread to other parts of the body. According the World Health Organization (“WHO”) cancer was the leading cause of death worldwide in 2012 accounting for 8.2 million deaths. The WHO also reported that the number of new cancer cases worldwide in 2012 was expected to increase by 70% from 14 million to 22 million over the next two decades.

Our cancer treatment systems have been developed to both kill cancer directly with heat and to increase the effectiveness of the primary cancer treatments, which are used in conjunction with the heat therapy. Therapies currently used to treat cancer include radiation therapy, chemotherapy, biological therapy, surgery, ablation and hyperthermia.

Because cancer remains a leading cause of death, the current primary cancer therapies are still inadequate, and there is a need for better treatments. We have engineered systems designed to increase the effectiveness of these cancer treatments through the use of precision-focused energy to selectively heat cancer.

Our Products and Services

MicroThermX® Ablation System

Our MicroThermX Ablation System (“MicroThermX”) is a compact, mobile, state-of-the-art, proprietary system that includes a microwave generator, single-patient-use disposable antennas with cooling circuit, and a thermistor-based temperature monitoring system. The innovative design of the MicroThermX is the first of its kind that allows delivery of higher power levels using a single generator. The MicroThermX utilizes innovative, proprietary, synchronous wave alignment technology that was developed by us to provide scalable and more uniform zones of ablation during a single procedure.

The MicroThermX introduced into our product line an innovative SynchroWave disposable antenna that is used in each ablation treatment, which we believe will provide a significant ongoing revenue stream after the sale of the system. We expanded the MicroThermX market opportunity by introducing a new SynchroWave short tip (“ST”) antenna that can be used to deliver smaller, spherical ablation zones that more accurately target smaller tumors. The existing SynchroWave long tip (“LT”) antenna delivers larger ablation zones, reducing the need for multiple serial ablations on larger tumors. The multiple configurations of the SynchroWave antenna provide physicians the ability to precisely target the ablation zone to the numerous sizes and shapes of diseased tissue, significantly increasing the number of cases that can be treated with the MicroThermX. Perseon management estimates the soft tissue ablation world market potential will exceed $2.3 billion by 2020.

Our Table Top MicroThermX Ablation System (“T2”) is designed for our fee-per-use rental program, which is more fully described below. Portability and ease of use are keys to successful implementation of the equipment rental program. The T2 is a small, lightweight, tabletop configuration that has the same advanced features as the original MicroThermX configuration.

The U.S. Food and Drug Administration (“FDA”) granted us a 510(k) clearance to market the MicroThermX for ablation of soft tissue. Clearance from the FDA of the 510(k) Premarket Notification submission authorizes the commercial sale of the MicroThermX in the United States. We have also received CE (Conformité Européenne) Marking for the MicroThermX, which allows us to market the MicroThermX in the thirty countries that comprise the European Union (“EU”) and the European Free Trade Association (“EFTA”). CE Marking is also recognized in many countries outside of the EU, providing us the ability to market the MicroThermX to a number of international markets. The company recently received clearances from the U.S. Food and Drug Administration (“FDA”) to market the MicroThermX for the specific indications of ablation procedures requiring partial or complete ablation of non-resectable liver tumors and for laparoscopic ablation procedures using image guidance. As further discussed below, we have established distribution in a number of countries and have accepted purchase orders for and have shipped both MicroThermX systems and SynchroWave antennas.

Clinicians have used ablation systems to treat patients with cancers of the liver, lung, bone, and kidneys.

We have placed a select number of MicroThermX systems with pivotal, high-profile, interventional oncology opinion leaders in the United States and through our exclusive European distributor, Terumo Europe NV (“Terumo”). These medical facilities continue to reorder disposable SynchroWave antennas, validating the ongoing revenue stream we anticipate. Existing users of the MicroThermX continue to report positive clinical results in the treatment of cancerous tumors.

These evaluations represent an important milestone in the MicroThermX sales cycle. However, with hospital capital budgeting, committee review and other approvals, the sales cycle for the MicroThermX may extend to well over six months. Political and economic uncertainty in the industry due to recent government healthcare reform and increasing regulatory requirements throughout the world are also slowing hospital acquisition of capital equipment at all levels.

Since May 2013, a significant part of our MicroThermX product’s revenue has come from sales into Europe, to our distribution partner, Terumo. Because Terumo has expressed an interest in modifying the terms of their exclusive distribution agreement for our MicroThermX products, we are negotiating with Terumo to modify the agreement. Both Terumo and the Company are interested in extending the duration and purchase requirements of the contract. We cannot yet determine the total impact this may have on our future sales.

With the initial success of our relationship with Terumo, we will continue our strategy to seek out other master distribution arrangements in other substantial geographic medical device markets.

Domestically, we restructured our sales organization and efforts in 2014 by engaging independent, specialized distributors who sell and distribute medical products to healthcare providers. These specialized distributors typically have established relationships with interventional radiologists and other end users of cancer treatment products. Each of these distributors are overseen, trained and serviced by sales managers who are Perseon employees. We believe that we have now expanded our distributor network and direct sales efforts to cover all large metropolitan areas and states, with sales coverage throughout the entire United States.

In February 2015, we initiated a new sales model for our domestic market. Customers have three ways in which they can purchase both our MicroThermX generators and antenna tips. The first is to purchase the generator, which is considered to be capital equipment expenditures, at a price of $45,000. Antenna tips, in this option, are sold at $2,700 average selling price (“ASP”) per case. With the second option, the MicroThermX generators are provided to customers at no charge. However, in this option, customers must commit to purchasing at least 36 antenna tips in a 12-month period at an ASP of $2,700 per antenna per case. In the final option, customers pay $2,500 each time they use the MicroThermX generator. Additionally, the customers buy antenna tips at $2,700 per antenna per case. With these three options in our sales model, we anticipate to have gross margins ranging from 75 – 85% for our direct (US-only) business, 65 – 70% for our US distribution revenues, and 50 – 55% for our outside of the United States (“OUS”) distribution sales.

We are committed to “personal service” to new users of our ablation technique. We provide all of our customers with extensive hands-on training to ensure success in clinical use of the MicroThermX system. Our representatives are experienced interventional sales representatives with seasoned contacts in the field of interventional oncology. Our senior sales management team includes professionals with a long history in marketing medical devices and equipment worldwide.

Marketing and Distribution

MicroThermX. Our U.S. network of direct sales representatives and four domestic specialty distribution firms provide nationwide sales coverage for the MicroThermX line of products.

In addition, in April 2013 we entered into an exclusive, long-term master distribution agreement with Terumo in 100 countries in Europe, Western Asia and Northern Africa. We have a Director of International Sales that manages this relationship, as well as agreements with other international specialty distribution firms. Our marketing and distribution strategy for our MicroThermX business includes seeking out and securing additional master distribution arrangements for our MicroThermX line of products in other parts of the world.

Recent Developments

Consistent with our current corporate strategy to seek collaborative arrangements with third parties to expand and improve the commercialization of all our products, in the first half of 2015, we engaged an investment banker to assist the Company in finding and evaluating potential strategic opportunities and possible transactions to buy assets to expand the Company, sell assets of the Company, or partner with other parties in an effort to maximize shareholder value. Although the Company is not currently in any active discussions with other parties, we plan to continue investigating potential opportunities as they become available to the Company.

Also, during the first half of 2015, the Company executed on divesting its hyperthermia product line, changed 75% of its leadership team, installed new highly accomplished and proven leaders, replaced 50% of its outside directors, moved its fiscal year-end to December 31 and renamed, rebranded, and repositioned itself to move forward.

Our Corporate Information

Perseon Corporation, formerly BSD Medical Corporation, (the “Company” or “Perseon”) was originally incorporated under the laws of the State of Utah on March 17, 1978. On July 3, 1986 the Company was reincorporated in the State of Delaware. In February 2015, we changed the name of the Company to Perseon Corporation.

We changed our fiscal year end for financial reporting from August 31 to December 31, effective for the four months ended December 31, 2014. Our principal executive offices are located at 2188 West 2200 South, Salt Lake City, Utah 84119. Our telephone number is (801) 972-5555. Our website address is www.perseonmedical.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Common stock offered by us	4,791,667 shares.

Common stock to be outstanding immediately after this offering	8,807,990 shares (9,526,741 shares if the underwriters exercise their option to purchase additional shares in full)

Warrants offered by us
Warrants to purchase an aggregate of 9,583,334 shares of common stock. The shares of common stock issuable from time to time upon the exercise of the warrants are also being offered pursuant to this prospectus.

Description of warrants	Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $ per share (110% of the public offering price). See “Description of Securities.”

Common stock outstanding before this offering	4,016,323 shares.

Underwriters’ over-allotment option
We have granted the underwriters an option, exercisable within 45 days of the closing of this offering, to purchase up to an additional 15% of the total number of shares of common stock and/or warrants to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments, if any.

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $5.0 million, or approximately $5.8 million if the underwriters exercise their over-allotment option in full, at an assumed public offering price of $1.25 per share of common stock and two warrants, after deducting the underwriting commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering as follows:
(i) approximately $0.8 million in research and development expenses.
(ii) approximately $1.8 million to expand our marketing and selling capabilities, and
(iii) approximately $2.4 million for general working capital needs.

Directed Share Program	At our request, the underwriters have reserved up to 5% of the shares of common stock and warrants offered by us for sale at the public offering price to persons who are officers or directors of the Company through a directed share program. The number of shares of common stock and warrants available for sale to the general public will be reduced by the number of shares of common stock and warrants purchased by participants in the program.

Risk factors
Investing in our securities involves substantial risks. You should read the “Risk Factors” section starting on page 6 for a discussion of factors to consider carefully before deciding to invest in our securities.

The NASDAQ Capital Market symbol for our common stock	PRSN

Proposed NASDAQ Capital Market symbol for the warrants	We have applied to list the warrants on The NASDAQ Capital Market under the trading symbol “PRSNW.” No assurance can be given that such listing will be approved or that a trading market will develop.

The number of shares of our common stock outstanding before and after this offering, as set forth in the table above, is based on  4,016,323 shares outstanding as of June 30, 2015 and excludes as of that date:

•	9,583,334 shares of common stock issuable upon exercise of the warrants issued in connection with this offering;

•	985,736 shares of common stock issuable upon the full exercise of previously issued warrants to purchase shares of common stock;

•
559,826 options to purchase shares of our common stock issued under our Fourth Amended and Restated 1998 Directors Stock Plan, our Third Amended and Restated 1998 Stock Incentive Plan and pursuant to an Inducement Grant made to Clint Carnell, Jr.; and

•	102,890 shares of common stock reserved for future grant or issuance under our Fourth Amended and Restated 1998 Directors Stock Plan and our Third Amended and Restated 1998 Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus:

•	Assumes 4,016,323 shares of our common stock outstanding immediately prior to the closing of this offering; and

•	Assumes no exercise of any outstanding options or warrants to purchase common stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes incorporated by reference herein, before deciding whether to invest in our securities. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a history of significant operating losses and such losses may continue in the future.

Since our inception in 1978, our expenses have substantially exceeded our revenue, resulting in continuing losses and an accumulated deficit of $62,275,280 at June 30, 2015.  We reported net losses of $2,863,534 for the quarter ended June 30, 2015, $3,768,390 for the four month transition period ended December 31, 2014, and $7,142,832 and $8,251,691 for the fiscal years ended August 31, 2014 and 2013, respectively.

We anticipate continuing to incur operating losses in the foreseeable future as we continue to incur costs to develop our products, protect our intellectual property and expand our sales and marketing activities.  To become profitable we will need to increase significantly the revenues we receive from sales of our MicroThermX line of products to improve our profitability on a quarterly or annual basis.  We have been unable to do this in the past and we may be unable to do so in the future, and therefore may never achieve profitability.

We have obtained FDA 510(k) clearance to market our MicroThermX Ablation System.  You cannot be assured that our efforts to commercialize the MicroThermX will be successful or that we will attain expected revenue levels.

In August 2010, the FDA granted us a 510(k) clearance to market our MicroThermX Ablation System for ablation of soft tissue, authorizing the commercial sale of the MicroThermX in the United States.  We have experienced growth in revenues from our MicroThermX family of products.  Our MicroThermX products represent a major part of our business plan moving forward and introduce into our product line an innovative, high-end disposable that is used in each ablation treatment and which we believe will provide a significant ongoing revenue stream.

Political and economic uncertainty in the healthcare industry due to government healthcare reform and the continuing worldwide economic turndown has made hospital acquisitions of capital equipment difficult at all levels.  With hospital capital budgeting, committee review and other approvals, the sales cycle for the MicroThermX may extend to well over six months.  To accelerate revenues from the MicroThermX line of products, we have a program that allows hospitals to purchase disposable SynchroWave antennas and pay a fee-per-use rental for the treatment of patients using the MicroThermX products.  We expanded the equipment rental program throughout the U.S., contracting with specialty medical products distributors and hiring direct sales representatives in key major metropolitan areas who provide “personal service” to new users of our ablation technique. You cannot be assured that we will attain expected revenue levels from the MicroThermX line of products.  If these efforts are not successful, our business will be adversely affected.

Our profitability will be driven in large part by international sales of our MicroThermX family of products; therefore, we are dependent on our ability to successfully establish our international sales distribution channels.

We are placing significant emphasis on Europe and other international markets.  International sales of our MicroThermX family of products will depend on our ability to successfully establish sales distribution channels in Europe and other international markets. Our Terumo master distribution agreement is in its early stages and the ultimate success of the Terumo relationship is yet to be determined.  We also will be soliciting other distribution agreements.  If these efforts are not successful, our business could be adversely affected.

Our current strategy includes the possibility of entering into additional collaborative arrangements with third parties to expand and improve the commercialization of all our products; however, there can be no assurance that such strategic alternatives will result in any successful agreements or transactions.

As demonstrated by our April 2013 signing of the master distribution agreement with Terumo for our MicroThermX line of products, our current strategy includes the possibility of entering into additional collaborative arrangements with third parties to expand and improve the commercialization of all our products. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms.

A significant portion of our revenues is from foreign countries.

A significant portion of our revenues are derived from sales to foreign customers.  Export sales were $544,740 for the quarter ended June 30, 2015, $630,857 for the four month transition period ended December 31, 2014, and were $3,381,563 and $1,470,619 for the fiscal years ended August 31, 2014 and 2013, respectively.  During the quarter ended June 30, 2015 and four month transition period ended December 31, 2014, export sales to Germany and Belgium combined were 57% and 53% of total sales, respectively. For the fiscal year ended August 31, 2014, export sales to Taiwan and Belgium combined were approximately 46% of total sales.  During the fiscal year ended August 31, 2013, export sales to Belgium and Germany were approximately 30% of total sales.

To the extent that we are unable to maintain or increase the level of our revenues derived from foreign customers, the results of our operations could be negatively impacted.

Sales of our products could be significantly reduced if government, private health insurers and other third-party payers do not provide sufficient coverage or reimbursement.

Our success in selling our products will depend in large part on the extent to which reimbursement for the costs of our products and related treatments are available from government health agencies, private health insurers and other third-party payers.  Despite the existence of general reimbursement policies, local medical review policies may differ for public and private insurance payers, which may cause payment to be refused for some treatments.  Private payers also may refuse to pay for treatments.

Medical reimbursement rates are unpredictable and we cannot predict the extent to which our business may be affected by future legislative and regulatory developments.  Future health care legislation or regulation may limit our business or impose additional delays and costs on our business and third-party reimbursement may not be adequate to cover our costs associated with producing and selling our products.

Cancer therapy is subject to rapid technological change and therapies that are more effective than ours could render our technology obsolete.

The treatment of cancer is currently subject to extensive research and development.  Many cancer therapies are being researched and our products may be rendered obsolete by existing therapies and as a result of therapy innovations by others.  If our products are rendered obsolete, our revenue will decline, we may never achieve profitability, and we may not be able to continue in business.

Additionally, other companies, particularly established companies that currently manufacture and sell other cancer therapy systems, could potentially become competitors (in that they are also engaged in the cancer treatment business), and they have significantly greater resources than we do.

We may face significant uncertainty in the industry due to government healthcare reform.

Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes.  We anticipate that the current and future administration, Congress and certain state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access.  Public debate of these issues will likely continue in the future.  The uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation may have an adverse effect on our customers’ purchasing decisions regarding our products and services.  At this time, we cannot predict whether healthcare reform proposals will be successfully implemented or adopted or what impact they may have on our business.

We are subject to government regulations that can delay our ability to sell our products and cause us to incur substantial expenses.

Our research and development efforts, pre-clinical tests and clinical trials, and the manufacturing, marketing, distribution and labeling of our products are subject to extensive regulation by the FDA and comparable international agencies.  The process of obtaining FDA and other required regulatory approvals throughout the world is lengthy and expensive and our financial resources are limited.  The FDA and other comparable agencies outside the U.S. are currently implementing and considering a number of reforms in its regulatory processes, which may make the approval process longer and more cumbersome for medical devices and increase the costs required to maintain those approvals.

Obtaining marketing approval from the FDA and other comparable agencies outside the U.S. is necessary for us to commercially market our systems in the United States.  Obtaining and maintaining approvals is a lengthy and expensive process.  We may not be able to obtain these approvals on a timely basis, if at all, and such failure could significantly harm our business prospects.

After a product is approved for commercial distribution by the FDA and other comparable agencies outside the U.S., we have ongoing responsibilities under applicable regulations, which may include regulation of our manufacturing facilities and processes, labeling and record-keeping, and reporting of adverse experiences and other information.  Failure to comply with these ongoing requirements could result in problems with our approvals outside the U.S.  In the U.S., failure to comply could result in the FDA imposing operating restrictions on us, enjoining or restraining certain violations, or imposing civil or criminal penalties on us.

All of these laws are subject to evolving interpretations.  If the federal government were to conclude that we are not in compliance with any of these health care laws, we could be subject to substantial criminal and civil penalties, and could be excluded from participation as a supplier to beneficiaries in federal health care programs.

We are also subject to ongoing compliance and review requirements with our ISO-13485 and CE Mark certifications.  The European Commission (“EC”), the executive body of the EU, drafts regulations that are then accepted or rejected by the European Council.  Once a regulation has been accepted, it becomes a directive.  We must remain current with both new directives and amendments to existing directives.  The EC has recently implemented a number of significant changes in the regulations that govern medical devices, and the European Council has approved these changes.  These changes make obtaining and maintaining required regulatory approvals more expensive and time consuming.  The EC also recommended additional significant changes in the regulations that govern medical devices, which could increase the regulatory costs and risk for marketing products in the EU.  If we fail to comply with these ongoing requirements marketing of our products could be restricted.

On January 2, 2013, following a protracted period of public comment, the EU issued RoHS, which restricts the use of certain hazardous substances used in electrical equipment and mandated all medical devices sold in the EU meet RoHS compliance requirements on or before July 22, 2014.  Medical devices subject to RoHS must have technical testing and accompanying documents, a declaration of conformity and CE marking affixed to the product to be deemed compliant.  Noncompliant medical devices are prohibited for sale in the EU community after July 22, 2014.

The Company’s MicroThermX products are in compliance with RoHS requirements.

If we fail to maintain regulatory approvals and clearances, or are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our future products or product enhancements, our ability to commercially distribute and market these products could suffer.

Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved PMA unless the device is specifically exempt from those requirements. In addition, certain devices can be distributed under an HDE, rather than a PMA.

The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other 510(k)-cleared products. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use.

Our currently commercialized MicroThermX Ablation System has been cleared through the 510(k) process.

Our failure to comply with U.S. federal, state and foreign governmental regulations could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most extreme cases, criminal sanctions or closure of our manufacturing facility are possible.

Modifications to our products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances or approvals are obtained.

Modifications to our products may require new regulatory approvals or clearances, including 510(k) clearances, premarket approvals, or HDE approvals, or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer's decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. We have made modifications to our products in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may be subject to significant enforcement actions.

If a manufacturer determines that a modification to an FDA-cleared device could significantly affect its safety or efficacy, or would constitute a major change in its intended use, then the manufacturer must file for a new 510(k) clearance or possibly a premarket approval application. For PMA approved products, any change that affects the safety or effectiveness of the device requires the approval of PMA Supplement.  Depending on the type of change, there are different PMA Supplements ranging from 30-Day Notices to full 180-Day Supplements.  Where we determine that modifications to our products require a new 510(k) clearance, premarket approval, or HDE application, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. Obtaining clearances and approvals can be a time consuming process, and delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

Some of our new products may require FDA clearance of a 510(k). Other products may require the approval of a PMA. In addition some of our new products may require clinical trials to support regulatory approval and we may not successfully complete these clinical trials. The FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k) clearance or premarket approval of new products. Failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.

Clinical trials necessary to support a PMA application will be expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any modified or new products and will adversely affect our business, operating results and prospects.

Initiating and completing clinical trials necessary to support a future PMA application or to obtain additional safety and efficacy data beyond that typically required for a 510(k) clearance will be time consuming and expensive and the outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Clinical trials conducted in the United States, generally require an IDE approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an IRB for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patients’ informed consent that complies with FDA requirements, state and federal privacy regulations and human subject protection regulations.

Conducting successful clinical studies will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and able to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our products or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts. Patients may also not participate in our clinical trials if they choose to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in clinical trials may die before completion of the trial or suffer adverse medical events unrelated to investigational products.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

Our facility and our clinical investigational sites operate under procedures that govern the conduct and management of FDA-regulated clinical studies under 21 CFR Parts 50 and 812, and Good Clinical Practices. FDA may conduct Bioresearch Monitoring (BIMO) inspections of us and/or our clinical sites to assess compliance with 21 CFR Parts 50 and 812, our procedures, and the clinical protocol. If the FDA were to find that we or our clinical investigators are not operating in compliance with applicable regulations, we could be subject to the above FDA enforcement action as well as refusal to accept all or part of our data in support our 510(k) or PMA and/or we may need to conduct additional studies.

We, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Additionally, we may decide at any time, for business or other reasons, to terminate a study. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA clearance or approval to market the product in the United States. Following completion of a study, we would need to collect, analyze and present the data in an appropriate submission to the FDA, either a 510(k) premarket notification or a PMA. Even if a study is completed and submitted to the FDA, the results of our clinical testing may not demonstrate the safety and efficacy of the device, or may be equivocal or otherwise not be sufficient to obtain approval of our product.

If the third parties on which we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our products.

We do not have the ability to independently conduct our pre-clinical and clinical trials for our products and we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct such trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our products on a timely basis, if at all, and our business, operating results and prospects may be adversely affected. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control.

The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA or foreign authorities will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.

With respect to our marketed products, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA. In particular, we and our suppliers are required to comply with FDA’s Quality System Regulations or QSR for the manufacture of our products and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. The FDA enforces the QSR and other regulations through periodic inspections. Our facility in Salt Lake City, Utah, is regularly inspected by the FDA. The most recent FDA inspection was conducted in December 2012. There were no deficiencies noted by the FDA as a result of this inspection and no Form 483 was issued.

The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues could result in, among other things, any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures to address or defend such actions;

•	customer notifications for repair, replacement, refunds;

•	recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products;

•	operating restrictions;

•	withdrawing 510(k) clearances or HDE or PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death.  Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which require reports to be submitted to the FDA and can result in voluntary corrective actions or FDA enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or "off-label" uses.

Our promotional materials and training methods for physicians must comply with FDA and other applicable laws and regulations. We believe that the specific surgical procedures for which our 510(k)-cleared products are marketed fall within the scope of the surgical applications that have been cleared by the FDA and that our PMA approved products are marketed in accordance with their approved labeling. However, the FDA could disagree and require us to stop promoting our products for those specific procedures until we obtain FDA clearance or approval for them. In addition, if the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired.

Legislative or Regulatory reforms may adversely affect our ability to sell our products profitably.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be. For example, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently approved or cleared products on a timely basis. For example, in 2011, the FDA announced a Plan of Action to modernize and improve the FDA’s premarket review of medical devices, and has implemented, and continues to implement, reforms intended to streamline the premarket review process. In addition, as part of the Food and Drug Administration Safety and Innovation Act of 2012, Congress enacted several reforms entitled the Medical Device Regulatory Improvements and additional miscellaneous provisions which will further affect medical device regulation both pre- and post-approval. Any change in the laws or regulations that govern the clearance and approval processes relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products.

We depend on adequate protection of our patent and other intellectual property rights to stay competitive.

We rely on patents, trade secrets, trademarks, copyrights, know-how, license agreements and contractual provisions to establish and protect our intellectual property rights. Our success will substantially depend on our ability to protect our intellectual property rights. Our intellectual property rights may only afford us limited protection and may not adequately protect our rights or remedies to gain or keep any advantages we may have over our competitors, which could reduce our ability to be competitive and generate sales and profitability.

In the past, we have participated in substantial litigation regarding our patent and other intellectual property rights in the medical device industry.  We have previously filed lawsuits for patent infringement against three of our former hyperthermia competitors and subsequently settled all three of those lawsuits.  Additional litigation against other parties may be necessary in the future to enforce our intellectual property rights, to protect our patents and trade secrets, and to determine the validity and scope of our proprietary rights.  This litigation may require more financial resources than are available to us.  We cannot guarantee that we will be able to successfully protect our rights in litigation.  Failure to successfully protect our rights in litigation could reduce our ability to be competitive and generate sales and profitability.

A product liability settlement could exceed our ability to pay.

The manufacturing and marketing of medical devices involves an inherent risk of product liability.  We presently carry product liability insurance with coverage limits of $5 million.  Our product liability insurance does not cover intended injury, injury or damage resulting from the intoxication of any person, payment of workers’ compensation benefits, injury of our own employee, injury or damage due to war, damage to property that we own, damage to our work, loss of use of property, patent infringements, pollution claims, interest payments, depreciation of property, or injury or damage resulting from asbestos inhalation.  We are responsible to pay the first $25,000 resulting from any claim.  We cannot assure that our product liability insurance will provide adequate coverage against potential claims that might be made against us.  If we were to be subject to a claim in excess of our coverage or to a claim not covered by our insurance and the claim succeeded, we would be required to pay the claim from our limited resources, which would reduce our limited capital resources and liquidity and reduce capital we could otherwise use to obtain approvals for and market our products.  In addition, liability or alleged liability could harm our business by diverting the attention and resources of our management and by damaging our reputation.

We are dependent upon key personnel, some of whom would be difficult to replace.

Our success will be largely dependent upon the efforts of Clinton E. Carnell Jr, our Chief Executive Officer, William S. Barth, our Chief Financial Officer, Benjamin Beckham, our Vice President of Global Sales, Jennifer R. Hoglin, our Vice President of Global Marketing, Todd H. Turnlund, our Vice President of Research and Development, Brian A. Meltzer, our Chief Medical Officer, and other key employees.  We do not maintain key-person insurance on any of these employees.  Our future success also will depend in large part upon our ability to identify, attract and retain other highly qualified managerial, technical and sales and marketing personnel.  Competition for these individuals is intense.  The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel could make it more difficult for us to manage our business and meet key objectives such as the sale of our products and the introduction of new products.

Risks Related to Owning our Common Stock and Other Securities

The market for our stock is limited and our stock price may be volatile.

The market for our common stock has been limited due to low trading volume and the small number of brokerage firms acting as market makers.  Because of the limitations of our market and volatility of the market price of our stock, investors may face difficulties in selling shares at attractive prices when they want to.  The average daily trading volume for our stock has varied significantly from week to week and from month to month, and the trading volume often varies widely from day to day.  The following factors could impact the market for our stock and cause further volatility in our stock price:

•	announcements of new technological innovations;

•	FDA and other regulatory developments and changes;

•	changes in third-party reimbursements;

•	developments concerning proprietary rights;

•	third parties receiving FDA approval for competing products; and

•	market conditions generally for medical and technology stocks.

NASDAQ may delist our common stock from its exchange, which could limit investors’ ability to make transactions in our common stock and subject us to additional trading restrictions.

Should we fail to satisfy the continued listing requirements of NASDAQ, such as Listing Rule 5550 (b) (1) (the Stockholders’ Equity Rule), NASDAQ may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

On July 13, 2015, we notified Nasdaq that as of June 30, 2015, our stockholders’ equity was below the $2.5 million minimum required by the Stockholders’ Equity Rule.  We were advised by Nasdaq that we would receive a letter advising us that (i) the Company is not in compliance with the Stockholders’ Equity Rule and (ii) the Company has 45 days to submit a plan for regaining compliance with the Stockholders’ Equity Rule.  We will monitor our stockholders equity and will consider various options to regain compliance with the Stockholders’ Equity Rule, including, but not limited to, a public offering of our securities.

If NASDAQ does not maintain the listing of our securities for trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•
a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

•	a limited amount of news and analyst coverage for our company; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

Therefore, it may be difficult for our stockholders to sell our common stock if they desire or need to sell them.

Current and former directors and executive officers own a substantial number of shares of our capital stock, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Current and former directors and executive officers own approximately 22% of our outstanding voting power. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes involving the election of directors, the adoption or amendment of provisions in our Amended and Restated Certificate of Incorporation and bylaws, as amended (“Bylaws”) and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of our company.

Future sales of shares of our securities could negatively affect our stock price.

Future sales of shares of our securities could negatively affect the market price of our common stock. In July 2014 we completed a $5.2 million registered direct placement of our stock under a universal shelf registration statement. Prior to that offering we completed five offerings utilizing a universal shelf registration statement during calendar years 2010 and 2013.  Sales of substantial amounts of shares of our common stock or other securities could lower the market price of our common stock and impair our ability to raise capital.

Anti-takeover provisions in our Amended and Restated Certificate of Incorporation may have a possible negative effect on our stock price.

Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us.  We have in place several anti-takeover measures that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.  The increased difficulties faced by a third party who wishes to acquire us could adversely affect our stock price.

The price of our common stock may fluctuate substantially.

The market price of our common stock has been and may continue to be subject to wide fluctuation in response to various factors, some of which are beyond our control. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

•	sales of our common stock by our stockholders, executives, and directors;

•	volatility and limitations in trading volumes of our shares of common stock;

•	fluctuations in our results of operations;

•	our ability to enter new markets;

•	actual or un-anticipated fluctuations in our annual and quarterly financial results;

•	our ability to secure resources and the necessary personnel to continue and expand our commercial activities;

•	our announcements or our competitors’ announcements regarding new products, enhancements, significant contracts, acquisitions or strategic investments;

•	failures to meet external expectations or management guidance;

•	changes in our capital structure or dividend policy, including as a result of future issuances of securities and sales of large blocks of common stock by our stockholders;

•	our cash position;

•	announcements and events surrounding financing efforts, including debt and equity securities;

•	reputational issues;

•	competition from existing technologies or new technologies that may emerge;

•	announcements of acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by us or our competitors;

•	changes in general economic, political and market conditions in any of the regions in which we conduct our business;

•	changes in industry conditions or perceptions;

•	changes in valuations of similar companies or groups of companies;

•	analyst research reports, recommendations and changes in recommendations, price targets and withdrawals of coverage;

•	departures and additions of key personnel;

•	disputes and litigations related to intellectual properties, proprietary rights and contractual obligations;

•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;

•	announcements or actions taken by our principal stockholders; and

•	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

You will experience dilution in the value of your investment as a result of this offering and may experience additional dilution in the future

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 4,791,667 shares of common stock and warrants to purchase 9,583,334 shares of common stock at an assumed public offering price of $1.25 per share of common stock and two warrants, which was the closing price of our common stock on July 27, 2015, and after deducting underwriter commissions and estimated offering expenses payable by us, you can expect an immediate dilution of $0.48 per share at the public offering price, assuming no exercise of the warrants. In the event investors exercise some or all of the warrants issued in this offering, stockholders will experience further dilution, however, we cannot predict if or when the warrants will be exercised. See “Dilution.” In addition, upon the exercise of any of our outstanding options or warrants, stockholders will incur further dilution.

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, purchasing of capital equipment, hiring new personnel, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering. We have applied to list the warrants on The NASDAQ Capital Market under the symbol “PRSNW.” No assurance can be given that such listing will be approved or that a trading market will develop.

The low trading volume of our common stock may adversely affect the price of our shares

Although our common stock is listed on NASDAQ, our common stock has experienced low trading volume. As of July 27, 2015, the 50-day average daily trading volume of our common stock, as reported by NASDAQ, was 21,701 shares. Limited trading volume may subject our common stock to greater price volatility and may make it difficult for investors to sell shares of our common stock at a price that is attractive to them.

"Penny stock” rules may make buying or selling our securities difficult, which may make our common stock less liquid and make it harder for investors to buy and sell our securities.

If at any time in the future our shares of common stock are not listed for trading by NASDAQ and begin to trade on an over-the-counter market such as the Over-the-Counter Bulletin Board or any quotation system maintained by OTC Markets, Inc., trading in our securities would be subject to the SEC’s “penny stock” rules and it is anticipated that trading in our securities would continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds” and “Risk Factors” sections and our “Management Discussion and Analysis of Financial Condition and Result of Operations” and “Business” sections of our Transition Report on Form 10-K incorporated by reference in this prospectus. In some cases, you can identify these forward- looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our belief about the market opportunities for our products;

•	our anticipated financial performance and business plan;

•	our belief that the distribution agreement with Terumo will help drive market adoption of the MicroThermX;

•	our expectations that we will continue and grow the successful results from our MicroThermX fee-per-use equipment rental program throughout the U.S. that we have experienced to date;

•	our expectations that the SynchroWave antennas used in conjunction with the MicroThermX will represent a significant ongoing revenue stream;

•	our expectations that we will reach agreements with additional international distribution firms;

•	our expectations that additional international shipments of the MicroThermX and supplies of SynchroWave antennas will occur in the future;

•	our belief that the level of our operating expenses, including selling, general and administrative expenses, will increase and that the increase may be significant;

•	our belief that our operating results, revenue and operating expenses may fluctuate in the future from year to year as well as from quarter to quarter; and

•
our belief that we will be successful in raising cash through the public markets and that such efforts will provide us with cash and cash equivalents sufficient to finance our operations for the next twelve months.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents incorporated by reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive approximately $5.0 million in net proceeds from the sale of the securities in this offering, based on an assumed public offering price of $1.25 per share of common stock and two warrants, which was the closing price of our common stock on July 27, 2015, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering as follows:  (i) approximately $0.8 million in research and development expenses; (ii) approximately $1.8 million to expand our marketing and selling capabilities; and (iii) approximately $2.4 million for general working capital needs.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of short-term, investment-grade, interest-bearing instruments and U.S. government securities.

PRICE RANGE OF OUR COMMON STOCK

Market Information

Our shares of common stock are currently quoted on NASDAQ under the symbol “PRSN.”

The following table sets forth the high and low prices of our common stock, as reported by NASDAQ, for the periods indicated:

Quarter Ended:	High (1)	Low (1)
November 30, 2012	$24.10	$11.50
February 28, 2013	20.50	13.20
May 31, 2013	18.70	9.70
August 31, 2013	17.00	12.00
November 30, 2013	17.80	11.80
February 28, 2014	14.50	10.30
May 31, 2014	16.60	9.50
August 31, 2014	11.90	5.50
November 30, 2014	6.70	3.50
Transition Period Ended:
December 31, 2014	4.80	2.80
Quarter Ended:
March 31, 2015	7.60	1.90
June 30, 2015	5.00	1.56
Interim Period:
July 1, 2015 to July 27, 2015	2.30	1.25

(1)	On June 23, 2015, the Company effected the Reverse Stock Split. High and low stock prices for all periods have been adjusted, as necessary, to reflect the Reverse Stock Split.

On July 27, 2015, the closing price of our common stock was $1.25 per share.

We have applied to list the warrants on The NASDAQ Capital Market under the symbol “PRSNW.” No assurance can be given that such listing will be approved or that a trading market will develop.

Holders

As of June 30, 2015, there were 456 holders of record of our common stock.

DIVIDEND POLICY

 We have not paid any cash dividends on our common stock since our inception, and we currently plan to retain our future earnings, if any, to fund the growth of our business. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of June 30, 2015:

•	on an actual basis;

•
on a pro forma basis, based upon an assumed public offering price of $1.25 per share of common stock and two warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma information below is for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Transition Report on Form 10-K that is incorporated by reference into this prospectus.

	As of June 30, 2015 (unaudited) (in thousands, except share and per share data)
	Actual	Pro Forma
Cash and cash equivalents	$866	$5,900
Long term debt	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock 80,000,000 shares authorized actual and 80,000,000 shares authorized pro forma; 4,016,323 shares issued and outstanding actual and 8,807,990 shares issued and outstanding pro forma	4	9
Additional paid-in-capital	64,053	69,084
Accumulated deficit	62,275	62,275

Total stockholders’ equity (deficit)	1,782	6,817

Total capitalization	$4,188	$9,223

The above discussion and table does not include the following:

•	9,583,334 shares of common stock issuable upon exercise of the warrants issued in connection with this offering;

•	985,736 shares of common stock issuable upon the full exercise of previously issued warrants to purchase shares of common stock;

•
559,826 options to purchase shares of our common stock issued under our Fourth Amended and Restated 1998 Directors Stock Plan, our Third Amended and Restated 1998 Stock Incentive Plan and pursuant to an Inducement Grant made to Clint Carnell, Jr.; and

•	102,890 shares of common stock reserved for future grant or issuance under our Fourth Amended and Restated 1998 Directors Stock Plan and our Third Amended and Restated 1998 Stock Incentive Plan.

DILUTION

Our stockholders will be diluted immediately to the extent of the difference between an assumed public offering price of $1.25 per share and two warrants, and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of June 30, 2015 was approximately $1,781,917, or approximately $0.44 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2015.

Net tangible book value dilution per share of common stock to existing stockholders represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 4,791,667 shares of common stock and warrants for the purchase of 9,583,334 shares of common stock in this offering at an assumed public offering price of $1.25 per share of common stock and two warrants, and after deducting the underwriter discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2015 would have been $6,816,819 , or $0.77 per share. This represents an immediate increase in net tangible book value of $0.33 per share to existing stockholders of our Company but an immediate decrease in the net tangible book value of $0.48 per share to purchasers, as illustrated in the following table:

Assumed public offering price per share (including warrant)		$1.25
Actual net tangible book value per share as of June 30, 2015	$0.44
Increase in net tangible book value per share attributable to new investors	$0.33
Adjusted net tangible book value per share as of June 30, 2015, after giving effect to the offering		0.77
Dilution per share to purchasers in this offering		$0.48

This information is based on 4,016,323 shares of common stock outstanding as of June 30, 2015, and reflects the sale of 4,791,667 shares of common stock in this public offering, and excludes the following:

•	9,583,334 shares of common stock issuable upon the full exercise of the warrants offered hereby;

•	985,736 shares of common stock issuable upon the full exercise of previously issued warrants to purchase shares of common stock;

•
559,826  Options to purchase shares of our common stock issued under our Fourth Amended and Restated 1998 Directors Stock Plan, our Third Amended and Restated 1998 Stock Incentive Plan and pursuant to an Inducement Grant made to Clint Carnell, Jr.; and

•	102,890 shares of common stock reserved for future grant or issuance under our Fourth Amended and Restated 1998 Directors Stock Plan and our Third Amended and Restated 1998 Stock Incentive Plan.

To the extent that any of our outstanding options or warrants are exercised, we grant additional options under our stock option plans or issue additional warrants, or we issue additional shares of common stock in the future, there may be further dilution to investors.

MANAGEMENT

On April 6, 2015 the Company announced that it had appointed Brian Meltzer, M.D. as its Chief Medical Officer and Vice President of Business Development. A description of Dr. Meltzer’s business experience and qualifications is included below. In addition, on April 28, 2015 the Company announced it had appointed Peter J. Vitulli to the Company’s Board of Directors, effective April 23, 2015. A description of the business experience and qualifications of Mr. Vitulli is included below. Further, a description of the business experience and qualifications of the other directors, executive officers, and other significant employees of the Company can be found in the Company’s Definitive Proxy Statement on Schedule 14A and Annual Report on Form 10-K, each of which are incorporated by reference into this Registration Statement.

Business Experience and Qualifications

Brian Meltzer was appointed as Chief Medical Officer and Vice President of Business Development on April 6, 2015. Dr. Meltzer is a clinically trained physician with 15 years of expertise in the design and management of strategic growth programs and corporate ventures. Before joining Perseon, Dr. Meltzer was the Executive Medical Director of the R&D Innovation and Licensing & Business Development for Purdue Pharma, L.P. for a period of 3 years, and was a new venture business development leader for Johnson & Johnson from 2005 to 2012. Dr. Meltzer completed his internship and residency with Internal Medicine, and fellowship in gastroenterology at New York Hospital-Cornell Medical Center. He holds an MBA in Health Care Administration from Baruch College, City University of New York; an M.D. in Medicine from State University of New York Upstate Medical University; and a B.S. in Biomedical Science from City University of New York.

Peter J. Vitulli was appointed a director of the Company on April 23, 2015. Mr. Vitulli has over 35 years of experience within the consumer products and healthcare industries in both large corporations and entrepreneurial-stage companies. Mr. Vitulli has served as the President and CEO of DNA Diagnostics Center (“DDC”),  the world's largest provider of private DNA tests, since 2010. Prior to joining DDC, Mr. Vitulli served as President and CEO of Sciona, Inc., a personal genetics company offering customized health and wellness solutions, and as President and CEO for Amerifit Nutrition, Inc., a nutritional supplement company focused on women's health.  Earlier in his career, Mr. Vitulli managed start-up enterprises for various investor groups and was a general manager of the $1 billion North American Gatorade business for the former Quaker Oats Company. He holds an MBA from New York University's Leonard N. Stern School of Business and a BA from College of the Holy Cross.

Affirmative Determinations Regarding Director Independence

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in the NASDAQ Stock Market Listing Standards: Timothy C. McQuay, Steven G. Stewart, Damian E. Dupuy and Peter J. Vitulli.

Committees of the Board of Directors

The Audit Committee.  The Audit Committee, which held four meetings during fiscal year 2014, is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by the Board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs.  The Board of Directors has adopted a written audit committee charter.

The members of the Audit Committee are Messrs. Stewart, McQuay and Vitulli.  Mr. Stewart is currently serving as the audit committee chairman and financial expert (Audit Committee Financial Expert).  All members of the Audit Committee are Independent Directors.

The Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee, which held one meeting during fiscal year 2014, is responsible for identifying qualified individuals to become Board members, determining the composition of the Board and its committees, monitoring and assessing Board effectiveness, and developing and implementing our corporate governance guidelines.  Additionally, the Corporate Governance and Nominating Committee recommends director nominees to our Board of Directors for the Board’s approval.  The Board of Directors has adopted a written corporate governance and nominating committee charter.

The members of the Corporate Governance and Nominating Committee are Messrs. Stewart, McQuay, Dupuy and Vitulli.  All members of the Corporate Governance and Nominating Committee are Independent Directors.  Mr. McQuay is currently serving as the Corporate Governance and Nominating Committee chairman.

The Board of Directors does not have an express policy with regard to the consideration of any director candidates since the Board believes that its Corporate Governance and Nominating Committee can adequately evaluate nominees on a case-by-case basis.  The Board has not previously received any recommendations for director candidates from stockholders, and has not adopted a formal process for considering director candidates who may be recommended by stockholders.  However, the Company’s policy is to give due consideration to any and all such candidates, and in evaluating director nominees, the Corporate Governance and Nominating Committee considers the appropriate size of the Board, the needs of the Company, the skills and experience of its directors, and a candidate’s familiarity with our industry.  Although the Company does not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Corporate Governance and Nominating Committee considers many criteria in identifying and selecting nominees, and in the future may establish additional minimum criteria for nominees.  A stockholder may submit a recommendation for director candidates to us at our corporate offices, to the attention of Clint Carnell.  We do not pay fees to any third parties to assist us in identifying potential nominees.

The Compensation Committee.  The members of the Compensation Committee are Messrs. Stewart, McQuay, and Vitulli.  Mr. Vitulli is currently serving as the Compensation Committee chairman.  All members of the Compensation Committee are Independent Directors.  Our Compensation Committee met one time during fiscal year 2014.  The Board of Directors has adopted a written compensation committee charter.  The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs, and for making decisions regarding the compensation of our Named Executive Officers (as defined below).  The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee.  The Compensation Committee sets the compensation package of the Named Executive Officers and their annual bonus.  The Company has adopted an amendment to its Third Amended and Restated 1998 Stock Incentive Plan which allows the Board of Directors to delegate to the CEO the authority to designate individuals to receive awards under the Plan and to designate the number and type of awards to be granted to the individuals so designated.  The Board did not delegate this authority to the CEO during the fiscal year ended August 31, 2014.  For a further description of the Compensation Committee’s role, see “Executive Compensation” below.

LEGAL PROCEEDINGS

Legal counsel for the Company received a demand letter dated October 3, 2014 and a draft complaint from a single shareholder.  The draft complaint alleged that the Company (and certain current and former officers and directors) had issued false or misleading press releases, and that the Company had improperly raised capital in ways that diluted existing shareholders.

The Company’s Board of Directors engaged special legal counsel experienced in securities matters and litigation to assist the Board of Directors in conducting an independent investigation of these allegations. The independent investigation has been completed.  Based on the investigation, the Board of Directors determined that there has been no misconduct by the Company or the named defendants.

On April 27, 2015 this shareholder filed a formal complaint in the U.S. District Court for the District of Delaware. The complaint alleges that from November 2010 through October 2014, Perseon issued various press releases and public statements which omitted certain material facts related to Perseon’s revenue and sales, thereby misrepresenting the true financial condition of Perseon.  In particular, the complaint alleges that Perseon’s press releases “tout[ed] impressive revenue figures and purported sales” when “in reality Perseon was floundering and unable to cover its operating costs, including significant executive compensation.”  The complaint also alleges that Perseon “chose to issue additional securities at below-market prices in an effort to fund operating expenses,” rather than “raise capital through debt transactions or other methods,” and that three offerings cited in the complaint resulted in “the dilution of existing shareholder positions.”

Perseon believes that the claims in this lawsuit are without merit and intends to vigorously defend this action. On June 30, 2015, the Company and the named defendants filed a Motion to Dismiss the Complaint in the U.S. District Court for the District of Delaware.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since September 1, 2012, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions which are described below or in our Transition Report on Form 10-K that is incorporated by reference into this prospectus.

Dr. Sennewald Medizintechnik GmbH.  Perseon supplied hyperthermia therapy systems and related component parts to Dr. Sennewald Medizintechnik GmbH and its affiliate BSD BioSystems Design, S.A. (“Medizintechnik”) located in Munich, Germany, which was the distributor of hyperthermia products in Europe.  Medizintechnik purchased equipment, which it installs, and component parts to service the hyperthermia therapy systems that Medizintechnik sold to its customers in Europe.  For the three months ended June 30, 2015, the six months ended June 30, 2015, the four month transition period ended December 31, 2014 and the fiscal years ended August 31, 2014 and 2013, Perseon had revenue of  $0, $11,232, $463,423, $419,549 and $99,896, respectively, from the sale of systems and various component parts sold to Medizintechnik.  As of June 30, 2015, December 31, 2014, August 31, 2014 and 2013, accounts receivable from Medizintechnik were $0, $13,471, $8,322 and $24,201, respectively. Perseon received $320,000 from Medizintechnik in the four month period ending December 31, 2014 for partial payment of a BSD-2000 shipped and installed.

 Dr. Gerhard W. Sennewald, one of Perseon’s former directors and significant stockholders, is the President and Chief Executive Officer of Medizintechnik and its sole stockholder.  Management believes the terms of the transactions with Medizintechnik were arms-length and fair to us.

Sale of Hyperthermia Assets.  On April 1, 2015, we sold the Hyperthermia Assets pursuant to the Hyperthermia Purchase Agreement with Pyrexar. As consideration for the Hyperthermia Assets, we received (i) 19.9% of the Series A Preferred Stock of Pyrexar (the “Preferred Stock”) and (ii) a percentage of the gross revenues Pyrexar receives from its sale of hyperthermia cancer treatment systems. Pyrexar also assumed certain liabilities associated with the Hyperthermia Assets.

The Hyperthermia Purchase Agreement contains customary representations, warranties and covenants of us and Pyrexar. Subject to certain limitations, we have agreed to indemnify Pyrexar for breaches of representations, warranties, covenants and retained liabilities.  The Hyperthermia Purchase Agreement also provides that the parties shall enter into a lease agreement, pursuant to which we will lease to Pyrexar a portion of our facility at 2188 West 2200 South, Salt Lake City.  Base Rent under the lease agreement is set at approximately $96,660 per year.

Each share of Preferred Stock we received is convertible into one share of common stock of Pyrexar subject to adjustment in the event of stock splits, stock dividends and other similar events, and we received voting rights equal to those of holders of Pyrexar’s common stock. We are also entitled to cumulative annual dividends of $0.015 per share commencing April 1, 2016. In the event of certain liquidation events, we are entitled to receive, prior to any distribution to holders of other shares of capital stock of Pyrexar, a liquidation preference of approximately $2 million. Pyrexar is prohibited without our consent from authorizing, creating or issuing any other equity security having priority over the Preferred Stock.

Two of our former directors, Dr. Gerhard W. Sennewald and Douglas P. Boyd, have a financial interest in Pyrexar, as both are members of Pyrexar’s board of directors and both are shareholders of Pyrexar.

We do not have a formal written process for reviewing related person transactions.  We expect that the Audit Committee will review for potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons.

Directed Share Program.  The underwriters have reserved for sale, at the public offering price, up to 5% of the shares of common stock and warrants offered hereby for sale to directors and officers of the Company. We will offer these shares of common stock and warrants to the extent permitted under applicable regulations in the United States through a directed share program. The number of shares of common stock and warrants available for sale to the general public will be reduced by the number of shares of common stock and warrants purchased by participants in the program. Any shares of common stock and warrants not purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock and warrants offered hereby.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of June 30, 2015 for (i) each director, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting or investment power with respect to securities.  Shares subject to options that are exercisable within 60 days following June 30, 2015 are deemed to be outstanding and beneficially owned by the optionee or group of optionees for the purpose of computing share and percentage ownership of that optionee or group of optionees, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.  The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares.  The percentage calculation of beneficial ownership is based on  4,016,323 shares of common stock outstanding as of June 30, 2015.  Except as otherwise noted, the address of each person listed on the following table is 2188 West 2200 South, Salt Lake City, Utah 84119.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Shares Beneficially Owned Prior to this Offering

5% or Greater Stockholders
Dr. Gerhard W. Sennewald(1)	654,828	15.7%
Officers and Directors
Steven G. Stewart(2)	33,209	*
Timothy C. McQuay(3)	26,656	*
Damian E. Dupuy, MD	15,505	*
Harold R. Wolcott(4)	89,826	2.2%
William S. Barth(5)	15,333	*
Clinton E. Carnell Jr.(6)	-	-
Peter J. Vitulli(7)	188	*
Benjamin Beckham(8)	475	*
Jennifer Hoglin(9)		-
Todd Turnlund(10)	24,833	*
Brian Meltzer, MD(11)	-	-

All Executive Officers and Directors as a Group (11 persons)(12)	206,025	5.0%

* Less than 1%

(1)	Includes 9,000 shares subject to stock options that are currently exercisable or exercisable within 60 days after June 30, 2015. Dr. Sennewald resigned as a director on February 4, 2015.
(2)	Includes 10,637 shares subject to stock options that are currently exercisable or exercisable within 60 days after June 30, 2015.
(3)	Includes 4,746 shares subject to stock options that are currently exercisable or exercisable within 60 days after June 30, 2015.
(4)
Includes 88,576 shares subject to stock options that are currently exercisable or exercisable within 60 days after June 30, 2015.  Mr. Wolcott resigned his positions as President and Chief Executive Officer effective November 10, 2014.

(5)	Includes 13,333 shares subject to stock options that are currently exercisable or exercisable within 60 days after June 30, 2015.
(6)	Mr. Carnell was appointed Chief Executive Officer and President, effective November 10, 2014.
(7)	Mr. Vitulli was appointed a director, effective April 23, 2015.
(8)	Mr. Beckham was appointed as Vice President of North American Sales, effective February 16, 2015.
(9)	Ms. Hoglin was appointed as Vice President of Global Marketing, effective February 17, 2015.
(10)
Includes 24,833 shares subject to stock options that are currently exercisable or exercisable within 60 days after June 30, 2015.  Mr. Turnlund was appointed as Vice President of Research and Development, effective February 16, 2015.

(11)	Dr. Meltzer was appointed Chief Medical Officer and Vice President of Business Development, effective April 1, 2015.
(12)	Includes 142,125 shares subject to stock options that are currently exercisable or exercisable within 60 days after June 30, 2015.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our Amended and Restated Certificate of Incorporation authorizes us to issue 80,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of June 30, 2015, 4,016,323 shares of common stock were outstanding and no shares of preferred stock were outstanding.  In addition, as of June 30, 2015, there were outstanding warrants to purchase an additional 985,736 shares of our common stock and options to purchase 559,826 shares of our common stock.

The following description of our capital stock is a summary.  It is not complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation and Bylaws, a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus forms a part.

Our Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors, which may have the effect of delaying, deferring or preventing a future takeover or change in control of Perseon unless such takeover or change in control is approved by our board of directors.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors.  In such event, the holders of the remaining shares will not be able to elect any directors.  Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore.  We have never declared or paid cash dividends on our capital stock.  We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of the holders of any preferred stock then outstanding.  Holders of common stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

The transfer agent and registrar for our common stock is OTC Stock Transfer, Inc.  Our common stock is listed on NASDAQ under the symbol “PRSN.”

Outstanding Warrants

As of June 30, 2015, there were outstanding warrants to purchase 985,736 shares of our common stock. Such outstanding warrants are described below.

Grant Date	Shares of Common Stock Subject to Warrants*	Exercise Price Per Share*	Expiration Date

February 17, 2010	11,030	$20.40	August 18, 2015
May 6, 2010	50,448	$19.40	November 7, 2015
August 24, 2010	91,876	$32.70	February 25, 2016
November 18, 2010	87,500	$77.30	May 19, 2016
April 12, 2013	304,880	$16.50	October 13, 2018
November 18, 2010	440,002	$11.00	January 2, 2020

* Reflects adjustments made as a result of the Reverse Stock Split. Adjustments to these amounts may occur as a result of stock splits, reverse stock split, stock dividends, reorganizations or similar events as described more fully below.

The exercise price and the number of shares for which each outstanding warrant may be exercised is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price of outstanding warrants held by a purchaser (or such purchaser’s direct or indirect transferee) is subject to appropriate adjustment in the event of cash dividends or other distributions to holders of shares of our common stock.

There is no established public trading market for the outstanding warrants, and we do not expect a market to develop.  We do not intend to apply to list the outstanding warrants on any securities exchange.  Without an active market, the liquidity of the outstanding warrants will be limited.  In addition, in the event our common stock price does not exceed the per share exercise price of the outstanding warrants during the period when the outstanding warrants are exercisable, the outstanding warrants will not have any value.

Holders of the outstanding warrants may exercise their outstanding warrants to purchase shares of our common stock by delivering an exercise notice, appropriately completed and duly signed.  Payment of the exercise price for the number of shares for which the outstanding warrant is being exercised is required to be delivered within one trading day after exercise of the outstanding warrant.  In certain circumstances, a holder of outstanding warrants will have the right to exercise its outstanding warrants for a net number of outstanding warrant shares pursuant to the cashless exercise procedures specified in the outstanding warrants.  Outstanding warrants may be exercised in whole or in part, and any portion of an outstanding warrant not exercised prior to the termination date shall be and become void and of no value.  The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of an outstanding warrant.

Upon the holder’s exercise of an outstanding warrant, we will issue the shares of common stock issuable upon exercise of the outstanding warrant within three trading days of our receipt of notice of exercise.

The shares of common stock issuable on exercise of the outstanding warrants will be, when issued in accordance with the outstanding warrants, duly and validly authorized, issued and fully paid and non-assessable.  We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If we consummate any fundamental transaction, as described in the outstanding warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting stock, or the sale of all or substantially all of our assets, the successor entity must assume in writing all of our obligations to the outstanding warrant holders.

Additionally, in the event of a fundamental transaction, each outstanding warrant holder will have the right to require us, or our successor, to repurchase its outstanding warrant for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the outstanding warrant on the date of the consummation of such fundamental transaction.

The exercisability of the outstanding warrants may be limited in certain circumstances if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.9% of our common stock.

Preferred Stock

As of the date of this prospectus, there were no shares of preferred stock outstanding.  Our Amended and Restated Certificate of Incorporation authorizes 10,000,000 shares of undesignated preferred stock.  Our board of directors will have the authority, without any further vote or action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.  We have no current plans to issue any shares of preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock.  This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Description of Securities We Are Offering

We are offering up to 4,791,667 shares of our common stock, $0.001 par value per share, together with warrants to purchase up to 9,583,334 shares of our common stock. One share of common stock is being sold together with two warrants. Each warrant is exercisable for one share of common stock at an initial exercise price of $          per share (110% of the public offering price) commencing upon consummation of this offering and terminating on the fifth anniversary of the date of issuance.

Common Stock Offered Hereby

The material terms and provisions of our common stock and each other class of securities which qualifies or limits our common stock are described under the heading “—Common Stock” above.

Warrants Offered Hereby

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. The summary is subject to, and qualified in its entirety by, the form of common stock purchase warrant, which has been filed as Exhibit  4.1 to the registration statement of which this prospectus forms a part.

In connection with this offering, we will issue warrants to purchase 9,583,334 shares of our common stock at an initial exercise price of $     per share (110% of the public offering price). The warrants are exercisable commencing upon consummation of this offering and terminating on the fifth anniversary of the date of issuance.

The warrants may be exercised upon delivery of a duly executed facsimile copy of a notice of exercise form and payment of the aggregate exercise price, provided that no payment is required in a cashless exercise. Under the terms of the warrants, we have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis. There is no circumstance that would require us to net cash settle these warrants. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

A maximum beneficial ownership provision applies to those holders of warrants that notify the Company that they have elected to be subject to such provision. If the maximum beneficial ownership provision is elected by a holder, then the warrant agent shall not effect the exercise of the holder’s warrant, and such holder shall not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such exercise.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we, at our sole discretion may, upon exercise, either round up to the nearest whole number of shares of common stock to be issued to the warrant holder or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the price per share at which shares of common stock may be purchased at the time a warrant is exercised. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, stock split, reverse stock split, reclassification of common stock, or other similar events. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

Underwriters’ Compensation Warrants

Please see “Underwriting — Underwriters’ Compensation Warrants” for a description of the warrants we have agreed to issue to the underwriters in this offering, subject to the completion of the offering.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; and

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because we believe that the negotiation of such proposals could result in an improvement of their terms.

Stockholder Meetings.  Our Amended and Restated Certificate of Incorporation provides that only the board of directors, the Chairman of the Board, the Chief Executive Officer or our President may call special meetings of stockholders.  The provision may not be amended without the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock.

Elimination of Stockholder Action By Written Consent.  Our charter documents eliminate the right of stockholders to act by written consent without a meeting.

Elimination of Cumulative Voting.  Our charter documents do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Delaware Takeover Statute.  We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which regulates acquisitions of some Delaware corporations.  In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•
the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•
upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Section 203 of the DGCL generally defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition to the interested stockholder of assets with a value equal to 10% or more of the corporation’s assets or outstanding stock;

•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting unsolicited takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored unsolicited takeover attempts.  Such provisions may also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish transactions, which stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, and the warrant agent for the warrants offered hereby, is OTC Stock Transfer, Inc.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS

This is a general summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of our common stock and warrants, which we refer to collectively as our securities, purchased pursuant to this offering. This discussion assumes that holders will hold our securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a holder in light of such holder’s particular circumstances. In addition, this discussion does not address: (1) U.S. gift or estate tax laws, (2) state, local or non-U.S. tax consequences or the consequences under any tax treaty, (3) the special tax rules that may apply to certain holders, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, persons deemed to sell our common stock or warrants under the constructive sale provisions of the Code, persons who hold or receive our common stock or warrants pursuant to the exercise of any employee stock option or otherwise as compensation, tax-qualified retirement plans, persons that own, or are deemed to own, more than 5% of our outstanding common stock or warrants at any time, or personal holding companies, (4) the special tax rules that may apply to a holder that acquires, holds, or disposes of our securities as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated investment, or (5) holders who are not U.S. holders (as defined below). Additionally, this discussion does not address the tax consequences of the acquisition, ownership and disposition of our securities to partnerships (including entities treated as partnerships for U.S. federal tax purposes) or other pass-through entities or persons who hold our securities through such entities. The tax consequences of the acquisition, ownership and disposition of our securities to a partnership and each partner thereof generally will depend upon the status and activities of the partnership and such partner. Partnerships, other pass-through entities and persons holding our securities through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, U.S. Treasury Regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained by a court.

Each prospective investor should consult its own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences to such investor of the acquisition, ownership and disposition of our securities.

General

For purposes of this discussion, a U.S. holder is:

•	an individual citizen or resident alien of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Each holder must allocate the purchase price paid by such holder between the share of common stock and the warrant based on their respective relative fair market values. A holder’s initial tax basis in the common stock and warrants should equal the portion of the purchase price allocated thereto.  We intend to allocate         % of the public offering price as consideration for the issue of each share of common stock and        % for the issue of each warrant. Although we believe this allocation is reasonable, this allocation will not be binding on the IRS or any other tax authority and neither we nor our counsel express any opinion as to this allocation.

A holder’s purchase price allocation is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with the allocation described above or the discussion below. Accordingly, each prospective investor should consult its own tax advisors regarding the U.S. federal, state, local and any non-U.S. tax consequences of an investment in our common stock and warrants. Unless otherwise stated, the following discussions are based on the assumption that the characterization of the common stock and warrants described above is accepted for U.S. federal tax purposes.

Taxation of Distributions

If we pay distributions to holders of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will first constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below. Provided certain holding period requirements are met and the holder refrains from making certain elections, dividends paid to a non-corporate holder generally will constitute “qualified dividends” that will be subject to tax at the maximum federal tax rate of 20% under current law.

Holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock

In general, a holder must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the disposed of common stock exceeds one year. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate holder. There are limitations on the deductibility of capital losses.

In general, a holder will recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the holder’s adjusted tax basis in the disposed of common stock. A holder’s adjusted tax basis in its common stock generally will equal the holder’s acquisition cost (that is, as discussed above, the portion of the purchase price allocated to a share of common stock) less any prior distributions treated as a return of capital, as described above.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a holder will not be required to recognize taxable gain or loss upon exercise of a warrant. The holder’s aggregate tax basis in the share of our common stock received upon the exercise of warrant generally will be an amount equal to the sum of the holder’s initial investment in the warrant (i.e., the portion of the holder’s purchase price that is allocated to warrant, as described above) and the exercise price. The holder’s holding period in our common stock received upon exercise of warrant generally will begin on the date following the date of exercise of the warrant and will not include the period during which the holder held the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is a non-recognition event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. It is also possible that a cashless exercise could be treated as a taxable exchange in which a holder would recognize gain or loss. In such event, a holder could be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised. The holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock represented by the warrants deemed surrendered and the holder’s tax basis in the warrants deemed surrendered.

If the cashless exercise were treated as a non-recognition event or as a taxable exchange, the holder’s holding period in our common stock received upon exercise of the warrant would begin on the date following the date of exercise of the warrant and would not include the period during which the holder held the warrant. If the cashless exercise were treated as a recapitalization for U.S. federal income tax purposes, the holding period in our common stock received upon exercise of the warrant would include the holding period of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of our warrants.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a holder will recognize gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the holder’s tax basis in the warrant (that is, as discussed above, the portion of the holder’s purchase price that is allocated to the warrant). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant was held by the holder for more than one year at the time of such disposition or expiration. The deductibility of capital losses is subject to various limitations.

Tax on Net Investment Income

A 3.8% net investment tax applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes dividends received and gain recognized with respect to our common stock or warrants. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder’s net investment income or (ii) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Holders should consult their own tax advisors regarding the implications of this additional tax to their particular circumstances.

Foreign Account Tax Compliance Act

U.S. laws commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) impose a 30% U.S. withholding tax on “withholdable payments” made to a foreign entity, which include payments of U.S.-source dividends and the gross proceeds from a disposition of property (such as our common stock or warrants) that can produce U.S.-source dividends unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt from withholding under FATCA. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Withholding under FATCA currently applies to payments of dividends on our common stock, and will also apply to payments of gross proceeds from a sale or other disposition of our common stock or warrants made after December 31, 2016.

Prospective investors should consult their own tax advisors regarding the possible impact of the FATCA rules on their investment in our securities, and the entities through which they hold our securities, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each holder the amount of dividends or other distributions we pay to such holder on shares of our common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required. The gross amount of dividends and proceeds from the disposition of our common stock or warrants paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate, currently 28 percent.

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S federal income tax liability, if any, by the IRS if the required information is furnished to the IRS in a timely manner.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN OUR COMMON STOCK AND WARRANTS. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR THE CONSEQUENCES UNDER ANY TAX TREATY.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as the sole book-running manager and sole representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares	Number of Warrants
Maxim Group LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares and warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares and warrants offered by this prospectus if any such shares and warrants are taken, other than those shares and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to 718,750 additional shares of common stock, after the underwriting discount, of $           per share, and/or warrants to purchase up to 1,437,500 shares of common stock at a price, after the underwriting discount, of $         per warrant from us to cover over-allotments. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and warrants to purchase common stock.
Commissions and Expenses

The underwriting discount is 8.0% of the public offering price of each share of common stock and related warrant. The representative has advised us that the underwriters propose to offer the shares and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $        per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the Company’s proceeds from the underwriters’ purchase of the shares and warrants.  In addition, we have agreed to reimburse the underwriters for certain expenses incurred in connection with this offering, including, but not limited to, road show expenses, filing fees and expenses in connection with the requirements of FINRA and the underwriters' legal fees and expenses, in an amount not to exceed $140,000 for all expenses.

The following table shows the underwriting commissions payable to the underwriters by us in connection with this offering.

	Per Share	Per Warrant	Total Without Over-Allotment	Total With Over-Allotment in Full
Public offering price
Underwriting commissions
Proceeds, before expenses, to us

We estimate that expenses payable by us in connection with this offering, other than the underwriting commissions referred to above, will be approximately $475,514.93.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Underwriters’ Compensation Warrants

We have also agreed to issue to the underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 5.0% of the shares of common stock sold in this offering, including shares of common stock sold in connection with the exercise by the underwriters of the over-allotment option. The warrants will have an exercise price equal to 110% of the offering price of the common stock sold in this offering, or $     per share, and may be exercised on a cashless basis only in the event that we do not have in place an effective registration statement. In the event the Company fails to deliver the shares underlying the warrants pursuant to an exercise of the warrant, and either the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving upon such exercise, then the Company shall be required to net cash settle the warrants. The warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will be exercisable for five years from the effective date of this offering. The warrants are not redeemable by us. The warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1) of FINRA) may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will the underwriters engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC, except to any FINRA member participating in the offering and their bona fide officers or partners. The warrants will provide for adjustment in the number and price of such warrants in the event of a stock dividend, stock split, merger or other structural transaction to prevent mechanical dilution.

To the extent the Company does not maintain an effective registration statement for the shares of common stock to be received upon the exercise of the warrant, and the Company files a registration statement with the Securities and Exchange Commission covering the sale of its shares of common stock (other than a registration statement on Form S-4 or S-8, or on another form, or in another context, in which such “piggyback” registration would be inappropriate), then, for a three-year period beginning on the date of this prospectus, the Company shall give written notice of such proposed filing to the holders, and such holders shall be entitled to register the holder’s warrant shares (subject to certain notice and timing requirements).

The summary of the underwriters’ compensation warrants is subject to, and qualified in its entirety by, the form of underwriters’ warrant, which has been filed as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

Lock-up Agreements

We, our officers, directors and certain of our stockholders have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriters, subject to limited exceptions, for a period of 180 days after the date of the underwriting agreement; provided, however, that after the 90th day of such period the Company may undertake an equity offering so long as the offering price of such offering is at least 20% greater than the public offering price in this offering. This 180-day period is referred to as the “Lock-Up Period.” The representative of the underwriters may, in its sole discretion and at any time or from time to time before the termination of the Lock-Up Period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•
 net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Directed Share Program

The underwriters have reserved for sale, at the public offering price, up to 5% of the shares of common stock and warrants offered in this prospectus for our directors and officers. The directed share program will be administered by Maxim Group LLC. We will offer these shares of common stock and warrants to the extent permitted under applicable regulations in the United States through a directed share program. The number of shares of common stock and warrants available for sale to the general public will be reduced by the number of shares of common stock and warrants purchased by participants in the program. Any shares of common stock and warrants not purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock and warrants offered hereby.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with this offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

NASDAQ Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “PRSN.” We have applied to list the warrants on The NASDAQ Capital Market under the symbol “PRSNW.”  No assurance can be given that such listing will be approved or that a trading market will develop.

LEGAL MATTERS

The validity of the issuance of the securities offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah. Certain legal matters in connection with this offering will be passed upon for the underwriters by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The audited financial statements of Perseon Corporation as of December 31, 2014 and August 31, 2014 and 2013, and for the four month period ended December 31, 2014 and the fiscal years ended August 31, 2014 and 2013, incorporated by reference into this prospectus were derived from the Company’s financial statements audited by Tanner LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement on our website at www.perseonmedical.com.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, the website of the Securities and Exchange Commission referred to above, and our website at www.perseonmedical.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC.

•	our Transition Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 31, 2015;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 16, 2015;

•	our Quarterly Reports on Form 10-Q, as filed with the SEC on January 14, 2015, May 14, 2015, and July 16, 2015;

•
our Current Reports on Form 8-K filed with the SEC on January 12, 2015, February 3, 2015, February 9, 2015, February 11, 2015, February 24, 2015, April 1, 2015, April 29, 2015, May 6, 2015, May 11, 2015, May 13, 2015, June 22, 2015, and July 16, 2015 (for Item 3.01 of Form 8-K); and

•
the description of the Company’s common stock, par value $0.001 per share, as contained in Item 1 of the Registration Statement on Form 8-A filed on April 22, 2008, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Tina Ouimette by phone at (801) 972-5555 or by mail at 2188 West 2200 South, Salt Lake City, UT 84119. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.perseonmedical.com. Other than the documents specifically set forth above, the information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Up to 4,791,667 shares of common stock and
Warrants to purchase up to 9,583,334 shares of common stock

PROSPECTUS

                     , 2015

Sole Book-Running Manager

Maxim Group LLC

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

PART  II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$2,599.93
FINRA filing fee	$2,915.00
NASDAQ listing fees	$55,000.00
Blue sky qualification fees and expenses	$—
Transfer agent and registrar fees	$10,000.00
Accounting fees and expenses	$60,000.00
Legal fees and expenses	$300,000.00
Printing and engraving expenses	$5,000.00
Miscellaneous	$40,000.00

Total	$475,514.93

Item 14.    Indemnification of Directors and Officers

We are organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation or having served at the request of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification is permitted with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our Amended and Restated Certificate of Incorporation and Bylaws limit the liability of our directors to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits our directors to not be personally liable for monetary damages for a breach of fiduciary duty as directors, except (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which a director derived an improper personal benefit. Liability under federal securities laws, however, is not and cannot be limited by our Amended and Restated Certificate of Incorporation.

Our Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, which we refer to herein as an Action, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, trustee, plan administrator or plan fiduciary of another corporation, partnership, limited liability company, trust, employee benefit plan or other enterprise, which we refer to herein as an Indemnified Person, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition that the Indemnified Person actually and reasonably incurs in connection with the Action and shall reimburse each such person for all legal fees and expenses reasonably incurred by such person in seeking to enforce its rights to indemnification under our Bylaws (by means of legal action or otherwise). Upon written request from an Indemnified Person, the Company shall pay the expenses (including attorneys’ fees) incurred by such Indemnified Person in connection with any Action in advance of the final disposition of such Action. The Company’s obligation to pay expenses shall be contingent upon the Indemnified Person providing the undertaking required by Section 145(e) of the DGCL.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of its directors and officers.  Our Bylaws permit us to purchase such insurance on behalf of our directors and executive officers.  We maintain a policy of liability insurance for our officers and directors.

Item 15.     Recent Sales of Unregistered Securities

None.

Item  16.   Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item  17.    Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on the 28th of July, 2015.

PERSEON CORPORATION

By:	/s/ Clinton E. Carnell Jr.
Clinton E. Carnell Jr.
President, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Clinton E. Carnell Jr. Clinton E. Carnell Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2015

/s/ William S. Barth William S. Barth	Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2015

*_______________ Timothy C. McQuay	Director and Chairman	*

*_______________ Harold R. Wolcott	Director	*

*_______________	Director	*
Steven G. Stewart

*_______________	Director	*
Damian E. Dupuy

*_______________	Director	*
Peter Vitulli

•
Executed on July 28, 2015 by William S. Barth as attorney-in-fact pursuant to the power of attorney granted in connection with the Registration Statement on Form S-1 filed previously on April 23, 2015.

/s/ William S. Barth
William S. Barth Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1†	Form of Underwriting Agreement.

2.1***	Asset Purchase Agreement, dated April 2, 2015. Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K filed April 1, 2015.

3.1
Amended and Restated Certificate of Incorporation of Perseon Corporation (f/k/a BSD Medical Corporation).  Incorporated by reference to Exhibit 3.1 of the Perseon Corporation Annual Report on Form 10-KSB, filed December 1, 2003.

3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Perseon Corporation (f/k/a BSD Medical Corporation).  Incorporated by reference to Exhibit 3.1 to the Perseon Corporation Form 8-K, filed February 7, 2011.

3.3
Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Perseon Corporation (f/k/a BSD Medical Corporation). Incorporated by reference to Exhibit 3.1 to the Perseon Corporation Form 8-K, filed February 24, 2015.

3.4
Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Perseon Corporation. Incorporated by reference to Exhibit 3.1 to the Perseon Corporation Form 8-K, filed June 22, 2015.

3.5	By-Laws of Perseon Corporation (f/k/a BSD Medical Corporation). Incorporated by reference to Exhibit 3.2 of the Perseon Corporation Registration Statement on Form S-1, filed October 16, 1986.

3.6	Amendment to Bylaws of Perseon Corporation (f/k/a BSD Medical Corporation). Incorporated by reference to Exhibit 3.1 of the Perseon Corporation Current Report on Form 8-K filed January 4, 2008.

4.1	Form of Common Stock Purchase Warrant.

4.2†	Form of Underwriters’ Warrant

4.3	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 4.1 to the Perseon Corporation Form 8-K, filed June 26, 2014.

4.4	Specimen Common Stock Certificate. Incorporated by reference to Exhibit 4 of the Perseon Corporation Registration Statement on Form S-1, filed October 16, 1986.

4.5	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 4.1 to the Perseon Corporation Form 8-K, filed February 11, 2010.

4.6	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 4.1 to the Perseon Corporation Form 8-K, filed May 3, 2010.

4.7	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 4.1 to the Perseon Corporation Form 8-K, filed August 19, 2010.

4.8	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 4.1 to the Perseon Corporation Form 8-K, filed November 15, 2010.

4.9	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 4.1 to the Perseon Corporation Form 8-K, filed April 9, 2013.

4.10	Form of Warrant Agent Agreement. (included in Exhibit 4.1)

5.1	Legal Opinion of Dorsey & Whitney, LLP

10.1*	Letter Agreement, dated April 28, 2014, between the Company and Harold R. Wolcott. Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed April 29, 2014.

10.2
At-the-Market Issuance Sales Agreement between Perseon Corporation (f/k/a BSD Medical Corporation) and MLV & Co. LLC, dated May 9, 2014.  Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed May 9, 2014.

10.3
Termination of At-the-Market Issuance Sales Agreement, dated June 22, 2014, by and between Perseon Corporation (f/k/a BSD Medical Corporation) and MLV & Co. LLC.  Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed June 23, 2014.

10.4
Settlement Agreement, dated as of June 20, 2014, by and between Perseon Corporation (f/k/a BSD Medical Corporation) and Cranshire Capital Master Fund, Ltd.   Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed June 23, 2014.

10.5
Securities Purchase Agreement, dated as of June 25, 2014, by and among the Company and each of the purchasers identified on the signature pages thereto.  Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed June 26, 2014.

10.6*	Employment Agreement, dated September 16, 2014, between the Company and William S. Barth. Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed September 19, 2014.

10.7*	Consulting Agreement, dated November 7, 2014, by and between Perseon Corporation (f/k/a BSD Medical Corporation) and Harold R. Wolcott.

10.8*
Stock Option Grant by the Company to Clinton E. Carnell Jr., dated November 10, 2014. Incorporated by reference to Exhibit 10.8 to the Perseon Corporation Annual Report on Form 10-K, filed November 13, 2014.

10.9*
Perseon Corporation (f/k/a BSD Medical Corporation) Fourth Amended and Restated 1998 Director Stock Plan.  Incorporated by reference to Appendix A of the Perseon Corporation Schedule 14A, filed December 28, 2009.

10.10*
Perseon Corporation (f/k/a BSD Medical Corporation) Third Amended and Restated 1998 Stock Incentive Plan.  Incorporated by reference to Appendix B of the Perseon Corporation Schedule 14A, filed December 28, 2009.

10.11*
Perseon Corporation (f/k/a BSD Medical Corporation) Form of Employee Stock Option Grant.  Incorporated by reference to Exhibit 10.7 to Perseon Corporation’s Annual Report on Form 10-K filed November 14, 2008.

10.12*
Perseon Corporation (f/k/a BSD Medical Corporation) Form of Director Stock Option Grant.  Incorporated by reference to Exhibit 10.8 to Perseon Corporation’s Annual Report on Form 10-K filed November 14, 2008.

10.13*
Employment Agreement dated November 2, 1988 between Perseon Corporation (f/k/a BSD Medical Corporation) and Paul F. Turner.  Incorporated by reference to Exhibit 10.8 to Person Corporation’s Registration Statement on Form SB-2 filed January 27, 2004.

10.14*
Employment Agreement dated May 22, 2013 by and between Perseon Corporation (f/k/a BSD Medical Corporation) and Harold R. Wolcott.  Incorporated by reference to Exhibit 10.1 to the Perseon Corporation’s Form 8-K filed May 29, 2013.

10.15
Exclusive Distribution Agreement by and between Sennewald/Medizintechnik GmbH dated May 13, 2009.  Incorporated by reference to Exhibit 10.1 to Perseon Corporation’s Quarterly Report on Form 10-Q filed on July 10, 2009.

10.16
Securities Purchase Agreement, dated as of April 9, 2013, by and between the Company and each of the purchasers identified on the signature pages thereto. Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed April 9, 2013.

10.17*
Employment Agreement with effective date of November 10, 2014 between the Company and Clinton E. Carnell Jr.  Incorporated by reference to Exhibit 10.1 to the Perseon Corporation’s Form 10-Q filed January 14, 2015.

10.18*
Employment Agreement with effective date of February 16, 2015 between the Company and Benjamin Beckham. Incorporated by reference to Exhibit 10.18 to the Perseon Corporation’s Form 10-K filed March 31, 2015.

10.19*
Employment Agreement with effective date February 16, 2015 between the Company and Todd H. Turnlund. Incorporated by reference to Exhibit 10.18 to the Perseon Corporation’s Form 10-K filed March 31, 2015.

10.20*	Employment Agreement with effective date February 17, 2015 between the Company and Jen Hoglin. Incorporated by reference to Exhibit 10.18 to the Perseon Corporation Form 10-K filed March 31, 2015.

10.21	Building Loan Agreement and Promissory Note dated February 24, 2015. Incorporated by reference to Exhibit 10.18 to the Perseon Corporation Form 10-K filed March 31, 2015.

10.22
Asset Purchase Agreement dated April 1, 2015 by and among Perseon Corporation and Pyrexar Medical, Inc. Incorporated by reference to Exhibit 10.1 to the Perseon Corporation Form 8-K, filed April 1, 2015.

10.23	Short Term Lease for Perseon Corporation and Pyrexar Medical Inc., dated April 1, 2015. Incorporated by reference to Exhibit 10.2 to the Perseon Corporation Form 8-K filed April 1, 2015.

10.24	Employment Agreement with effective date of April 1, 2015 between the Company and Brian Meltzer. Incorporated by reference to Exhibit 10.23 to the Perseon Corporation Form 10-Q filed May 14, 2015.

10.25	Sublease Agreement dated May 14, 2015 between Perseon Corporation and EnergySolutions, LLC. Incorporated by reference to Exhibit 10.24 to the Perseon Corporation Form 10-Q filed July 15, 2015.

10.26
Commercial Real Estate Purchase Contract dated May 15, 2015 between the Company and the World Mission Society Church of God. Incorporated by reference to Exhibit 10.25 to the Perseon Corporation Form 10-Q filed July 15, 2015.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Perseon Corporation Form 10-K filed March 31, 2015.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Dorsey & Whitney, LLP (included in Exhibit 5.1)

24.1†	Power of attorney (included in signature page).

101.INS**	XBRL Instance Document. Incorporated by reference to the Perseon Corporation Form 10-K filed March 31, 2015.

101.SCH**	XBRL Taxonomy Extension Schema. Incorporated by reference to the Perseon Corporation Form 10-K filed March 31, 2015.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase. Incorporated by reference to the Perseon Corporation Form 10-K filed March 31, 2015.

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document. Incorporated by reference to the Perseon Corporation Form 10-K filed March 31, 2015.

101.LAB**	XBRL Taxonomy Extension Label Linkbase. Incorporated by reference to the Perseon Corporation Form 10-K filed March 31, 2015.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase. Incorporated by reference to the Perseon Corporation Form 10-K filed March 31, 2015.

† Filed Previously.

* Exhibits marked with an asterisk (*) are management contracts or compensatory plans or arrangements.

** The XBRL related information in Exhibit 101 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section and shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

*** Schedules and certain exhibits to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby undertakes to furnish supplementally a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.